Exhibit 99.1

JOINT FILING AGREEMENT

January 2, 2014

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, TRIGRAN INVESTMENTS, INC., TRIGRAN INVESTMENTS, L.P., TRIGRAN INVESTMENTS, L.P. II, DOUGLAS GRANAT, LAWRENCE A. OBERMAN and STEVEN G. SIMON each hereby agree to the joint filing of this statement on Schedule 13D (including any and all amendments hereto).  In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13D. A copy of this Agreement shall be attached as an exhibit to the Statement on Schedule 13D filed on behalf of each of the parties hereto, to which this Agreement relates.

This Agreement may be executed in multiple counterparts, each of which shall constitute an original, one and the same instrument.

TRIGRAN INVESTMENTS, INC.

By:	/s/ Lawrence A. Oberman
Name: Lawrence A. Oberman
Title: Executive Vice President and Director

TRIGRAN INVESTMENTS, L.P.

By:	/s/ Lawrence A. Oberman
Name: Lawrence A. Oberman
Title: Executive Vice President and Director of Trigran Investments, Inc., the General Partner of Trigran Investments, L.P.

TRIGRAN INVESTMENTS, L.P. II

By:	/s/ Lawrence A. Oberman
Name: Lawrence A. Oberman
Title: Executive Vice President and Director of Trigran Investments, Inc., the General Partner of Trigran Investments, L.P. II

DOUGLAS GRANAT

/s/ Douglas Grant

LAWRENCE A. OBERMAN

/s/ Lawrence A. Oberman

STEVEN G. SIMON

/s/ Steven G. Simon